UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2017

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 271049 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

1

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Entrance into Material Compensatory Contract or Arrangement.

On November 2, 2017, Rare Element Resources Ltd. (the “Registrant”) entered into a Seventh Amendment to Severance Compensation Agreement with Randall J. Scott, the Registrant’s President and Chief Executive Officer (the “Seventh Amendment”), which amends Mr. Scott’s existing Severance Compensation Agreement, dated as of April 23, 2013, as amended on January 11, 2016, March 18, 2016, July 8, 2016, December 30, 2016, June 7, 2017, and August 29, 2017 (as amended, the “Severance Compensation Agreement”).

Pursuant to the Seventh Amendment, Mr. Scott’s monthly base salary as of November 1, 2017 was increased from $14,000 to $17,500, and any potential severance compensation to be received by Mr. Scott under the Severance Compensation Agreement as a result of a “qualifying termination” (as defined below) prior to or on or after a “change in control” (as defined in the Severance Compensation Agreement) was changed from (a) one times the sum of (i) Mr. Scott’s base salary, defined as the highest annual base salary in effect during the two year period immediately preceding the date of termination, plus (ii) the average of Mr. Scott’s annual bonus amount for the two fiscal years prior to a qualifying termination or if on or after a change in control, an amount equal to 20% of Mr. Scott’s base salary for such fiscal year if greater than the average of the prior two years, to (b) one times Mr. Scott’s base salary, defined as the highest annual base salary as of the prior two-year period immediately preceding the date of termination.

Previously, the Severance Compensation Agreement provided that any severance compensation payable to Mr. Scott as a result of a qualifying termination prior to a change in control would be reduced by the amount of salary paid to Mr. Scott during his employment with Rare Element Resources, Inc., a Wyoming corporation and wholly owned subsidiary of the Registrant (the “Company”), between January 1, 2016 and October 31, 2017. Pursuant to the Seventh Amendment, this reduction to any severance compensation payable as a result of a qualifying termination prior to a change of control was eliminated.  In addition, pursuant to the Seventh Amendment, Mr. Scott will no longer be eligible to be reimbursed for premiums paid for up to 12 months of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as a result of a qualifying termination prior to or on or after a change of control.  Lastly, pursuant to the Seventh Amendment, Mr. Scott was awarded a cash performance bonus in the amount of $30,000 to paid on or before November 30, 2017 in recognition for his work in completing the previously announced strategic transaction between the Registrant and Synchron.

Under the Severance Compensation Agreement with Mr. Scott, a “qualifying termination” includes a separation from service from the Company that is (i) initiated by the Company for any reason other than “cause” (which includes, among other things, conviction of a felony, theft, a material act of dishonesty or fraud, intentional or reckless conduct or gross negligence materially harmful to the Company, willful failure to follow lawful instructions of the person or body to which Mr. Scott reports, or gross negligence or willful misconduct in the performance of Mr. Scott’s assigned duties), death or disability, or (ii) initiated by Mr. Scott for “good reason” due to certain reasons, including a material change in title or duties, a material reduction in compensation or a material geographic relocation, in each case which the Company has failed to cure.

The description of the Seventh Amendment is merely a summary and is qualified in its entirety by reference to the Seventh Amendment to Severance Compensation Agreement attached as Exhibit 10.1 hereto, which is incorporated herein by reference.

1

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description
10.1	Seventh Amendment to Severance Compensation Agreement with Randall J. Scott, dated as of November 2, 2017

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 7, 2017

RARE ELEMENT RESOURCES LTD.

        /s/ Randall J. Scott

By:

Name:

Randall J. Scott

Title:

President and Chief Executive Officer